Exhibit 99.1

Welcome to the 2014 annual shareholders meeting. I am Joe Steinberg, Chairman of HomeFed Corporation. Please allow me to introduce HomeFed’s directors and officers, especially our new director, Brian Friedman, President of Leucadia National Corporation.  To my left are the other directors.

2014 has been a big year for HomeFed. In March, HomeFed successfully completed the acquisition of a large portfolio of real estate assets from Leucadia, our largest shareholder. For some time, we have been looking for a big opportunity. Little did we know that HomeFed management and the independent directors went to the Dick Cheney School of Hunting where Leucadia was fair game. HomeFed’s proposal to purchase Leucadia’s real estate made sense to both parties. HomeFed now has a much larger capital base and a greater diversification of its assets. In turn, Leucadia received additional stock in HomeFed and its real estate assets will be given their undivided attention. More on the transaction and the new assets in a moment.

Demand continues to be strong for lots, especially in Southern California. The adage “all real estate is local” was thrown on its ear in 2008 as all markets nosedived into an empty pool. Today normality has returned and markets are recovering, and in some cases overheating.

Investor activity in the single family housing sector is trending down nationally, and as of the 4th quarter of 2013, investors in San Diego were responsible for 27% of the sales activity, the same percentage as in 2012. Many of these houses are coming to market as rentals. The institutional investors that clamored into the space after 2008 represent only about 1% of this, so the fear that they could overwhelm the market if they collectively ran for an exit appears to be groundless.

Fannie and Freddie continue to be dead men walking, but whether politicians have the courage to actually flip the off switch remains unknown. I doubt it.  Currently the GSE’s own most of the mortgage market, but banks are increasingly making loans and actually keeping them on their balance sheets; a strange notion indeed.

In related news, the FHA revised their mortgage limits downward in 2013. Some markets were unchanged. In San Diego, the FHA cap went from $697,000 to $546,000. This change has not had much of an effect in San Elijo Hills due to the higher price of our new homes. FHA financing will likely be more important in Otay as that price point will be lower and the ability to buy with a small down payment will be more important.

At San Elijo Hills as of the end of 2013, we owned 178 single family lots including 10 finished and partially finished homes with approval for 10 multi – family units and also the undeveloped land associated with the partially completed town center.  In 2013, we hired a local builder with a reputation for building quality high end homes to recondition and complete the 10 unfinished homes and brought them to market in March 2014. The response to these high-end homes was wildly successful. We sold all of the 10 homes for an average price of $1.5 million.  We will not have any trouble finding builders interested in the remaining lots at lofty prices. It appears our market timing is perfect as we are almost back to peak prices. As always, it is better to be lucky than smart.

In the City of Chula Vista we own 2,800 acres within the Otay Ranch General Plan Area. In 2013 and in 2014, we successfully received our specific plan level approvals. We now have zoning for up to 6,050 residential units and 1.8 million square feet of commercial space.

Our subdivision maps approvals come next and we hope to be able to break ground by the end of 2014. Last year 2,286 single family homes sold in San Diego County – 418 of those were in Chula Vista and 250 were in Otay Ranch, a number below the historic norm.

Our shooting range clean up at Otay was approved on June 20, 2013. The local lead regulatory agency provided the equivalent of a “no further action letter.” In May 2013, the trial began in state court where we are suing former owners and operators demanding contributions to the cost of the clean-up. This litigation has gone on for years but having settled favorably with several defendants, we hope that our expensive and competent legal team will prevail, though it will be a pyrrhic victory, given that the lawyers have had such a large feast.

HomeFed owns approximately 1,500 acres of producing vineyards in Madera County, north of Fresno.  The Vineyard is mature with staggered multi-year minimum price contracts on the vast majority of our grapes. Due to frost, profit at the vineyard fell from $3.5 million in 2012 to $2 million in 2013. We have acquired some new wind machines to protect the most exposed area of the vineyard. Fortunately there was no frost this year. About 200 acres of the Merlot is past its prime and we are replanting this portion of the vineyard with almonds. Although our grapes are doing fine, the almond market is strong and the diversification should serve us well.

Fanita Ranch is our 2,600 - acre property in Santee, CA, directly east of San Diego. We bought this asset in January of 2011 and, unfortunately, immediately lost some court rulings in the litigation over the EIR we inherited.  In late 2013, we started fresh by bringing the renowned architecture and planning firm of DPZ to Santee. The work product that came from these sessions has given us a new master plan calling for up to 3,000 units. This is still a work in progress, but we like the conceptual plan and are hopeful that the City and the residents will support it. The design process has included input from the opponents, in the hope that we can reach a settlement and avoid additional litigation.  I doubt it.

In February of 2012 HomeFed purchased Ashville Park, a stalled 450-acre master planned community in Virginia Beach, VA, for $17 million. Our purchase consisted of 91 finished half-acre lots, a visitor center and 359 paper lots. As of the year end 2013, we have sold 166 lots and are completing 74 lots in the second phase of Village B. There is good demand for these lots and we have received multiple offers. We were able to come to terms with a neighboring land owner to purchase their 87 acre farm that is contiguous with Ashville Park. Assuming Virginia Beach city approvals, we will buy the farm and incorporate up to 87 additional lots into Ashville Park.

Now back to the Leucadia transaction. In early 2014, HomeFed represented by our illustrious Special Committee of Independent Directors, Tim Considine and Michael Lobatz, offered to purchase Leucadia’s real estate assets.   After further negotiations, HomeFed agreed to pay 7.5 million shares of HomeFed stock for the assets and some cash. After the initial closing in March, Leucadia now owns 64% of HomeFed and has agreed to reduce its vote to no more than 45% of the total shares voting. We are waiting on one final lender consent on the Brooklyn asset and then Leucadia will own 65% of HomeFed. The portfolio of purchased assets include: properties in Maine, Brooklyn, Myrtle Beach, Panama City, and San Luis Obispo County.

Maine Projects
The Maine Projects include Brewster Point, Northeast Point and miscellaneous small buildings and lots in and around Rockport, Maine. All of these assets are located in mid-coast Maine, which has traditionally been a summer vacation destination for wealthy families from Boston, New York and elsewhere.

Brewster Point, in the town of Rockport, is an entitled high end 115 acre oceanfront project subdivided into 45 lots, 19 of which are oceanfront. The lots are substantially finished. HomeFed has been meeting with local builders, architects, and real estate agents to formulate a marketing plan. We anticipate moving forward with builders later this year and hope to have homes on the ground in 2015.

Northeast Point is an entitled 45 acre project subdivided into 12 magnificent oceanfront lots and one existing residence on Isleboro Island. Access to Isleboro is provided by ferry service from Lincolnville. We expect to begin marketing Northeast Point in the summer of 2014.

Leucadia bought these assets at the wrong time and HOFD, will hopefully reap the turnaround in real estate prices.

Brooklyn Renaissance Plaza
Brooklyn Renaissance Plaza is comprised of a 665 room hotel operated by Marriott, an 850,000 square foot office building complex and an 888 space parking garage located in Brooklyn, New York.  We own a 25.80% equity interest in the hotel and a 49% equity interest in the office building and garage.  Upon receipt of a third party consent, our equity interest in the office building and garage will increase to 61.25%.

We own the office building in conjunction with New York City based Muss Development Corporation and the hotel in conjunction with Muss Development and Marriott International. The office building and garage were originally built in 1998 on land leased from the New York City Economic Development Corporation. An additional hotel tower was completed in 2005. Tenants in the office building include: the King’s County District Attorney, New York City Board of Education, the Secret Service, and the United Federation of Teachers among others.

The project is divided into five condominiums with separate financing for each component. Two tenants were the original anchors of the project and self-amortizing New York City Industrial Revenue Bonds were used to finance these condominiums; these leases expire in 2018.  At that time, the bonds, which were originally in the amount of $118 million, will be fully paid off. The other condominiums in the building (office/retail, garage, and hotel) are all individually mortgaged and have an aggregate outstanding balance of $131.7 million as of 3/31/14. In 2018, successfully renewing the large leases in the office building should result in an opportunity to sell or refinance this prime property.

Downtown Brooklyn is a much different place than when the project opened in 1998. Our third generation developer partner, Josh Muss, had the foresight and reputation to put the original development plan together.  Brooklyn is now one of the hottest markets in the country as the hipsters, yuppies and moms with strollers have overwhelmed formerly sketchy neighborhoods, one of which I have lived in for 44 years. The hotel operates at 89% occupancy and the office building is fully leased.  The market has only a 4% vacancy and rental rates are rising. There are thousands of new residential units being built or planned near us.

The Market Common - Myrtle Beach
The Market Common is a mixed-use retail, office and residential lifestyle center located in Myrtle Beach, South Carolina. The Market Common includes a 346,580 square foot retail center, 195 long term and short term apartment units, and approximately 40,000 square feet of office space.
Leucadia was the developer of the Market Common. It stumbled right out of the gate. Leucadia gave it back to its lender, only to re-acquire it when the lender found no buyers. The retailers that struggled through the tough recession years are seeing traffic and sales improve. This might yet be a winner!

The balance of the residential land adjacent to the lifestyle center was entitled for townhomes and condominiums. A local homebuilder has purchased and built approximately 250 townhome and single family homes. The margins on the land development are modest but absorption has been increasing rapidly as the baby boomers are migrating south.

SweetBay Project
The SweetBay Project is a mixed use master planned community on approximately 700 acres of bay front land located in Panama City, Florida at the site of the former Panama City-Bay County International Airport.  It is entitled for up to 3,200 single family and multi-family units, 700,000 square feet of commercial space, a marina with wet slips and dry stacks, as well as neighborhood parks and a school.

We have started phase 1 and are pleasantly surprised by the builder interest. This is the first ever large scale master planned community in Bay County Florida and absorption in the area has historically been slow, so we are treading carefully to make sure that we get things right.  A charter school is occupying the old terminal and we hope that it will be an attractive draw for homebuyers.

Pacho Project
The Pacho Project is a leasehold interest in a 2,369 acre unentitled spectacular piece of land located in San Luis Obispo County in the hills overlooking over San Luis Obispo Bay and Avila Beach, and the Pacific Ocean. HomeFed owns a 90% controlling interest in this project.

I am sure that it will not come as a shock to you that entitling this land will be very time consuming and challenging. We are just at the beginning.

We are excited about the addition of these assets to the future of HomeFed. We have added some staff to handle the increased workload.  New business will continue to be important and the Board will continue to press management to find large deals that will allow HomeFed to continue to prosper and increase in value.

Questions.